Exhibit 99.(g)(l)(i)

October 11, 2018

State Street Bank and Trust Company
Channel Center
1 Iron Street
Boston, Massachusetts 02210
Attention:  James M. Newland, Vice President

Re:                             THE UBS FUNDS (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established two new series of shares to be known as UBS ENGAGE FOR IMPACT FUND and UBS SUSTAINABLE DEVELOPMENT BANK BOND FUND (the “Portfolios”).

In accordance with Section 18, the Additional Funds / Portfolios provision, of the Custodian Contract dated as of April 9, 2018, as amended, modified, or supplemented from time to time (the “Agreement”), by and between each UBS management investment company and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolios under the terms of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

THE UBS FUNDS on behalf of:
UBS ENGAGE FOR IMPACT FUND
UBS SUSTAINABLE DEVELOPMENT BANK BOND FUND

By:	/s/ William Lawlor
Name:	William Lawlor
Title:	Vice President & Assistant Secretary,
Duly Authorized

By:	/s/ Philip Stacey
Name:	Philip Stacey
Title:	Vice President & Assistant Secretary,
Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date:              , 2018